Exhibit 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

SCOUT CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Erin Ross
Name:	Erin Ross
Title:	Managing Director, General Counsel & Chief Compliance Officer

ADAM WEISS
/s/ Adam Weiss*

JAMES CRICHTON
/s/ James Crichton**

DATE: June 17, 2013

*	By: Erin Ross, Attorney-in-Fact Pursuant to Power of Attorney dated May 13, 2013 previously filed with the Securities and Exchange Commission as Exhibit 3 to Schedule 13D filed by Scout Capital Management, L.L.C. on May 13, 2013 on behalf of Adam Weiss, which Power of Attorney is incorporated by reference.
**	By: Erin Ross, Attorney-in-Fact Pursuant to Power of Attorney dated May 13, 2013 previously filed with the Securities and Exchange Commission as Exhibit 4 to Schedule 13D filed by Scout Capital Management, L.L.C. on May 13, 2013 on behalf of James Crichton, which Power of Attorney is incorporated by reference.